9661 South 700 East	Avenida Arce y Montevideo	Jaimes Freire, 4 Norte
Salt Lake City, Utah 84070	Edificio Montevideo, Piso 4, Of. 1	Calle Las Jardineras #16
USA	La Paz, Bolivia	Santa Cruz de la Sierra, Bolivia
(801) 619-9320 Office	(591-2) 244-4140 Oficina	(591-3)312-1148 Oficina
(801) 619-1747 Fax	(591-2) 215-5533 Fax	(591-3)312-1149 Fax
info@geii.com	info@geii.com	info@geii.com

FOR IMMEDIATE RELEASE

CONTACT:       Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Appoints Experienced Engineer and
Project Manager to Board of Directors

        SALT LAKE CITY, UTAH—(BUSINESSWIRE) — July 31, 2006 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that its Board of Directors has appointed William A. Jacobs, 65, of Tucson, Arizona as a Board member.

            Mr. Jacobs graduated with a degree in mechanical engineering from the Missouri School of Mines and has over forty years of experience in project development and the management of major projects in the mining, manufacturing and chemical industries. His distinguished career in engineering and management has included association with global companies, such as General Motors, Ford, Mattel and Monsanto, and managing projects throughout the United States, Canada, Asia and Mexico. Additionally, since 1995 Mr. Jacobs has been part-owner and project manager for ABK Services, LLC of Tucson, Arizona, a firm engaged in the design and manufacture of process equipment for the mining industry, as well as other engineering projects. His current focus is overseeing the design and manufacture of solvent-extraction/electrowinning (SX-EW) circuits similar to those that will be employed by Golden Eagle in the recovery of copper in its Buen Futuro gold and copper deposit in eastern Bolivia.

          Mr. Jacobs stated, “I believe that I have joined Golden Eagle’s board at a very opportune moment in the Company’s history. The Company’s current B and C Zone gold project in eastern Bolivia is very promising and my review of the Buen Futuro A Zone project has me encouraged about Golden Eagle’s potential there for developing a very productive long-term gold and copper mining project.”

         “Mr.Jacob’s engineering expertise in the process end of the mining industry will be invaluable to us,” said Terry Turner, Golden Eagle’s CEO. “We welcome him to our Board and are very anxious to take advantage of his years of project management and financing insights.”

        Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Company at: eaglealert@geii.com.

        Golden Eagle International, Inc. is a gold and copper exploration and mining company located in Salt Lake City, Utah and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on its Buen Futuro project within its 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield.

        The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its web site: www.geii.com, as well as the Securities and Exchange Commission’s web site at www.sec.gov.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and are based on an assumed set of economic conditions and courses of action, including: (a) Golden Eagle’s ability to obtain the necessary financing on reasonable terms in light of current social and political conditions in Bolivia; (b) estimates of mineral reserves and future production levels; (c) expectations regarding estimated mine production costs taking into account higher petroleum prices, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals; (d) uncertainties that result from actions that may be taken in Bolivia relative to increases in the Complementary Mining Tax, Corporate Income Tax or the amount paid for mining patents [claims fees] in the future; and (d) other risk factors and matters disclosed in Golden Eagle’s Securities and Exchange Commission (“SEC”) filings which may be accessed at www.sec.gov. There is a significant risk that actual material results will vary from projected results depending on such factors as changes in general economic, social and political conditions in Bolivia and financial markets; changes in gold and copper prices; technological and operational hazards in Golden Eagle’s mining and mine development activities; uncertainties inherent in the calculation of mineral reserves, mineral resources and metal recoveries; the timing and availability of financing; governmental and other approvals, and other risk factors listed from time-to-time in Golden Eagle’s Form 10-K and its other reports filed with the SEC. The mining projects in Bolivia, related evaluations and other matters described in this press release should not be construed by any means as an indication of the present or future value of the Company or its common stock. Additionally, our plans with respect to the Buen Futuro gold and copper project, or the B & C Zone gold project, should not be construed by any means as an indication of whether we will ever conduct successful mining operations in connection with those projects. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

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